EXHIBIT 99.1

Cadence Design Systems Announces Exercise of Option to
Purchase Additional Senior Convertible Notes

San Jose, Calif., August 21, 2003—Cadence Design Systems, Inc. (NYSE: CDN) today announced that the initial purchasers for its offering of zero coupon zero yield senior convertible notes due 2023 have exercised their option to purchase an additional $70 million of senior convertible notes. On August 15, 2003, Cadence closed its initial offering of $350 million principal amount of senior convertible notes. The senior convertible notes have been and are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Cadence intends to use approximately $50 million of the proceeds from the sale of the additional notes to purchase shares of its common stock. These repurchases will be made pursuant to Cadence’s previously announced stock repurchase program.

In connection with the sale of the additional notes, Cadence expects to enter into a convertible bond hedge transaction with one of the initial purchasers with respect to its common stock to eliminate potential dilution from conversion of the notes. Cadence also expects to enter into a call option transaction with one of the initial purchasers, which limits the dilutive effect of conversion of the notes at prices below approximately $23 per share. Cadence expects to expend an aggregate of approximately $13 million of the net proceeds from the sale of the additional notes, which represents the costs of the convertible hedge transaction partially offset by the proceeds of the call option transaction. Cadence plans to use the remainder of the proceeds from the sale of the additional notes for general corporate purposes. Upon consummation of the initial offering, Cadence terminated its existing $375 million senior credit facility, under which no amounts were then outstanding.

In connection with the convertible bond hedge transaction and call option transaction, the initial purchaser that is a party to those transactions has advised Cadence that it expects to purchase Cadence common stock in secondary market transactions prior to and simultaneously with the sale of the additional notes during the period before settlement of the sale of the additional notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, the closing of the sale of the additional notes and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Cadence’s most recent filings with the Securities and Exchange Commission. Cadence does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.